UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): May 30, 2007

RAPID FIRE MARKETING, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-33190	75-2268672
(Commission File No.)	(IRS Employer Identification No.)

1802 N. CARSON ST SUITE 212-3018 CARSON CITY NV	89701
(principal executive offices)	(Zip Code)

(775) 887-0670
(Registrant's telephone number, including area code)

N-Vision Technology, Inc.
360 Main Street Washington, Virginia 22747
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 30, 2007 , N-Vision Technology, Inc. (the "Registrant") completed the  steps  necessary  to  effect the change in the Registrant's name to "Rapid Fire Marketing, Inc." and the change in Registrant's domicile from the State of Delaware to the State of Nevada.  The board of directors and the shareholders of the Registrant approved the change in name and domicile effective May 22, 2007.

Immediately following the merger and the change in domicile, the Registrant implemented a one for 100 reverse split of its issued and outstanding shares of common stock (the "Reverse Split").  The board of directors and the shareholders of the Registrant approved the Reverse Split effective May 22, 2007.  Following the Reverse Split, the number of issued and outstanding shares of the Registrant's common stock was reduced to 9,750,000 in accordance with the one for 100 Reverse Split ratio.  The Reverse Split did not affect the shares of the Registrant’s preferred stock.  The par value of the Registrant’s common sand preferred stock remained at $0.001 per share following the Reverse Split.

In lieu of any fractional shares to which the Registrant's stockholders may have been entitled as a result of the Reverse Split, the Registrant will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Registrant's common stock on the OTCBB during regular trading hours for the five trading days immediately preceding the effectiveness of the Reverse Split.

The Reverse Split reduced the number of holders of post-Reverse Split shares  as  compared to the number of holders of pre-Reverse Split shares to the extent  that there were stockholders who held fewer than 100 shares prior to the Reverse Split.  However, the intention of the Reverse Split was not to reduce the number  of  the  Registrant's  stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPID FIRE MARKETING, INC.

Date: July 6, 2007	By:	/s/ Brent Fouch
Brent Fouch
Chief Financial Officer